Exhibit 99.2
PRESS RELEASE
Securus Technologies, Inc. reports unaudited pro forma financial information for its pending acquisition of Syscon Holdings Ltd.
On April 16, 2007, Securus Technologies, Inc. announced that it had entered into a definitive agreement to acquire Syscon Holdings Ltd. Today, giving effect to the Syscon acquisition, Securus announced unaudited pro forma Adjusted EBITDA of $47.0 million and $11.3 million and Free Cashflow of $20.9 million and $5.8 million, for Securus and Syscon for the 12 months ended March 31, 2007 and the three months ended March 31, 2007, respectively.
We define EBITDA as net loss applicable to common stockholders before income tax benefit, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA as further adjusted to remove non-cash items and other unusual items that we do not consider reflective of our ongoing operations and costs to comply with Sarbanes-Oxley. We define Free Cash Flow as Adjusted EBITDA less capital expenditures for the applicable period. We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide meaningful additional information that enables management to monitor and evaluate ongoing results and provides investors an understanding of operating performance over comparative periods using the same measures as used by management. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash and other unusual items that we do not expect to continue at the same level in the future.
In addition, EBITDA, Adjusted EBITDA and Free Cash Flow are non-GAAP measures that are presented because we believe that they are useful indicators of our ability to incur and service debt. EBITDA, Adjusted EBITDA and Free Cash Flow should not be construed as alternatives to net income (loss), operating income or cash from operating activities as defined by GAAP, and are not necessarily indicative of cash available to fund our cash flow or liquidity needs as determined in accordance with GAAP. We have made adjustments to EBITDA only for the 12 months ended December 31, 2006, the 12 months ended March 31, 2007, and the three-month periods ended March 31, 2006 and March 31, 2007. This presentation does not represent our evaluation of the merit or meaningfulness of adjustments to EBITDA for other periods. EBITDA, Adjusted EBITDA and Free Cash Flow, as we calculate them, may not be comparable to similarly titled measures reported by other companies. Our presentation of EBITDA, Adjusted EBITDA, and Free Cash Flow does not comply with Securities Exchange Commission guidelines relating to non-GAAP financial measures.

     The following table illustrates our calculation of EBITDA, Adjusted EBITDA and Free Cash Flow and their reconciliation to net income on the basis described above giving pro forma effect to the acquisition of Syscon (in thousands):

	Actual			Pro forma
							Trailing Twelve
	Year Ended	Year Ended	Three Months Ended	Year Ended	Three-Months Ended	Three-Months Ended	Months Ended
	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2006	March 31, 2006	March 31, 2007	March 31, 2007
EBITDA Reconciliation:
Net income / (loss) applicable to common stockholders	$(9,152)	$(20,119)	$(5,376)	$(26,753)	$(5,710)	$(7,192)	$(28,235)
Adjustments:
Income tax expense / (benefit)	(2,174)	1,461	366	1,438	254	(327)	857
Interest and other expense, net	26,608	27,811	7,218	35,158	8,567	9,321	35,912
Depreciation and amortization	23,856	30,258	8,485	31,958	7,153	8,910	33,715

EBITDA	39,138	39,411	10,693	$41,801	$10,264	$10,712	$42,249
Compensation expense on employee restricted stock and options	125	113	23	113	28	23	108
Impact of purchase accounting adjustment to Syscon’s revenue (a)	—	—	—	3,583	1,373	2	2,212
Employee profit sharing	—	—	—	1,379	1,001	336	714
Impairment of property & equipment	—	—	—	478	0	0	478
Sarbanes-Oxley compliance costs	521	1,438	196	1,438	399	196	1,235

Adjusted EBITDA	39,784	40,962	10,912	$48,792	$13,065	$11,269	$46,996
Capital Expenditures	26,327	27,176	5,072	27,957	7,332	5,474	26,099

Free Cash Flow	13,457	13,786	5,840	$20,835	$5,733	$5,795	$20,897

(a)	Adjusted EBITDA and Free Cash Flow reflected above for the Year Ended December 31, 2006, the three-month periods ended March 31, 2006 and March 31, 2007, and the 12 months ended March 31, 2007 are adjusted by $3,583, $1,373, $2, and $2,212, respectively to remove the estimated pro forma impact of purchase accounting adjustments on Syscon’s revenue resulting from our acquisition of Syscon.
About Securus
SECURUS Technologies is the country’s largest independent supplier of detainee communications and information management solutions, serving approximately 2,900 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, SECURUS’ sole focus is the specialized needs of the corrections and law enforcement communities. SECURUS is headquartered in Dallas, Texas, with offices in Selma, Alabama; Bedford, Massachusetts; Raleigh, North Carolina; Irving and San Antonio, Texas; Foxboro, Massachusetts; Springfield, Illinois; and Camp Hill, Pennsylvania. For more information, please visit the SECURUS website at www.SECURUStech.net.

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